Prager Metis CPAs, LLC 401 HACKENSACK AVENUE 4TH FLOOR HACKENSACK, NJ 07601 T 201.342.7753 F 201.820.2691 www.pragermetis.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated December 1, 2025, except for Note 14 to which the date is on March 23, 2026 (which expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of AI Era Corp. (formerly known as AB International Group Corp.) for the years ended August 31, 2025 and 2024, included in its annual report (Form 10-K) for the year ended August 31, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

March 23, 2026